Exhibit 10.7

LEASE SUMMARY

THIS LEASE SUMMARY is attached to and forms part of the Commercial Strata Lot Lease dated the 19th day of October, 2022.

BETWEEN:

KANGALOO INVESTMENTS LTD.

688 50th Avenue SW

Vancouver, BC V6X 0S7

(the “Landlord”)

AND:

CLUB VERSANTE MANAGEMENT LTD.

#1205 – 8400 West Road

Richmond, BC V6X 0S7

(the “Tenant”)

Article or Section

1.1(m)	Leased Premises: #105 – 8400 West Road, Richmond, BC V6X 0S7

1.1(c)	Area of the Leased Premises: Approximately 3,174 square feet

1.1(e)	Commencement Date: February 1, 2023

3.1	Term: 15 years from the Commencement Date

3.2	Renewal: One option to renew for one further term of five years

4.1(a)	Minimum Rent: As noted below for lease years 1 to 15

Lease Year	Rate per Square Foot	Rate Per Annum	Per Month

Year 1-5	$42.00	$133,308.00 plus applicable taxes	$11,109.00 plus applicable taxes

Year 6-10	$44.00	$139,656.00 plus applicable taxes	$11,638.00 plus applicable taxes

Year 11-15	$46.00	$146,004.00 plus applicable taxes	$12,167.00 plus applicable taxes

4.6	Deposit: $24,439.80

5.1(a)	Use of Premises: Restaurant and Bar

7.1(a)	Parking Space: 5 designated spaces and additional open commercial parking stalls to service the Building

9.1(e)	Insurance Provisions: Requirement to name Landlord as an additional insured

18.1

Landlord’s Address for notice and rental payments:

KANGALOO INVESTMENTS LTD.

688 50th Avenue SW

Vancouver, BC V6X 0S7

Attention: Yan Du

Tenant’s address for notice:

CLUB VERSANTE MANAGEMENT LTD.

#1205 – 8400 West Road

Richmond, BC V6X 0S7

Attention: Mo Yeung Ching

0	Lease shall be completely carefree net lease for the Landlord

Schedule “A”	Description and Plan of Leased Premises

Schedule “B”	Procedures and Guidelines for Tenant’s Work

The articles, sections and schedules of this Lease identified above as articles, sections and schedules where references to particular Lease information initially appears. Each such reference will incorporate the applicable information from this Lease Summary.

KANGALOO INVESTMENTS LTD.		CLUB VERSANTE MANAGEMENT LTD.

Per:		Per:
	Authorized signatory		Authorized signatory

COMMERCIAL STRATA LOT LEASE

THIS LEASE dated the 19th day of October, 2022.

BETWEEN:

KANGALOO INVESTMENTS LTD.

688 50th Avenue SW

Vancouver, BC V6X 0S7

(the “Landlord”)

AND:

CLUB VERSANTE MANAGEMENT LTD.

#1205 – 8400 West Road

Richmond, BC V6X 0S7

(the “Tenant”)

WHEREAS the Landlord has agreed to lease to the Tenant and the Tenant has agreed to lease certain premises located at #105 – 8400 West Road, Richmond, BC V6X 0S7, all upon the terms and conditions set forth herein:

ARTICLE 1 - DEFINITIONS

1.1	DEFINITIONS

In this Lease (including this section) unless there is something in the context inconsistent therewith, the parties hereto agree that:

(a)	“Additional Rental” means all monies to be paid by the Tenant whether to the Landlord or otherwise under this Lease except Minimum Rental;

(b)	“Architect” means the architect for the Leased Premises from time to time named by the Landlord and as to any Architect’s certificates provided for in this Lease, the decision of the Architect and his certificate shall bind the parties hereto;

(c)	“Area of the Leased Premises” means the square foot area of the Leased Premises being approximately 3,174 square feet;

(d)	“Building” means the building which contain all of the Strata Lots in the Strata Plan, together with all improvements, machinery and equipment located therein, all as situate upon the Property;

(e)	“Commencement Date” means February 1, 2023;

(f)	“Common Area Maintenance Costs” means all strata and maintenance fees and special assessments levied by the Strata Corporation in respect of the Leased Premises which the Strata Corporation is entitled to levy pursuant to the Strata Property Act or the by-laws of the Strata Corporation;

(g)	“Common Areas and Facilities” means those areas and facilities that are common property for the owners of all of the strata lots in the Strata Plan, including, without limitation, the roof including the roof membrane, exterior walls, public walkways, the Parking Facility, sidewalks, landscaped areas and driveways;

(h)	“Contaminants” means any pollutants, contaminants, deleterious substances, underground or aboveground tanks, asbestos materials, urea formaldehyde, dangerous substances or goods, hazardous, corrosive or toxic substances, hazardous waste or waste of any kind or any other substance which is now or hereafter prohibited, controlled or regulated under Environmental Laws;

(i)	“Cost of Insurance” means the cost to the Landlord or others to take out rental insurance in respect of the Leased Premises to the limits that the Landlord, acting reasonably, may from time to time determine, and any additional insurance reasonably required by the Landlord’s lender from time to time, but in any event excluding environmental insurance;

(j)	“Environmental Laws” means any statutes, laws, regulations, orders, bylaws, standards, guidelines, permits and other lawful requirements of any governmental authority having jurisdiction over the Leased Premises and the Building now or hereafter in force relating in any way to the environment, health, occupational health and safety, product liability or transportation of dangerous goods, including the principles of common law and equity;

(k)	“Insurable Hazards” means fire and those other perils for which insurance is available and which in the opinion of the Strata Corporation should be protected by insurance;

(l)	“Lease” means this Lease and all schedules attached hereto;

(m)	“Leased Premises” means the premises situate and having a municipal address at Suite #105 – 8400 West Road, Richmond, BC V6X 0S7, with the approximate location, as outlined in heavy black on the Plan annexed hereto as Schedule “A”;

(n)	“Lease Year” means a 12-month period commencing on the first day of January and ending on the last day of December, provided that the first Lease Year will commence on the Commencement Date and end on the last day of December of the following year;

(o)	“Minimum Rental” means the minimum annual rental reserved hereunder payable by the Tenant as set out in section 4.1(a);

(p)	“Parking Facility” means the parking located around the Building.

(q)	“Property” means the lands situate in the City of Richmond, in the Province of British Columbia and to be stratified by the registration of the Strata Plan and consists of the strata lots, limited common property, created by the registration of the Strata Plan;

(r)	“Rental” means Additional Rental and Minimum Rental;

(s)	“Rental Taxes” means any tax or duty charged upon the Landlord or the Tenant which is levied, rated or assessed on the act of entering into this Lease or otherwise on account of this Lease or on the use or occupancy of the Leased Premises or any portion thereof, or on the Rental (except the Rental Taxes component thereof) payable under this Lease, whether existing as at the date hereof or hereafter charged by any governmental authority, including without limitation, a goods and services tax imposed under Part IX of the Excise Tax Act (Canada), a value added tax, a business transfer tax, a retail sales tax, a federal sales tax, an excise tax or duty, parking tax or any tax similar to the foregoing, together with any penalty or interest assessed or imposed with respect to the foregoing taxes if not paid by the Tenant as and when due, but excluding any income tax or capital tax of the Landlord;

(t)	“Deposit” means the amount of $24,439.80;

(u)	“Special Equipment” means any special equipment required by the Tenant to be installed in the Leased Premises, including but not limited to telephone, computer and other special communications equipment and facilities;

(v)	“Strata Corporation” means the strata corporation which was formed under the Strata Property Act upon the deposit of the Strata Plan dividing the Property into strata lots as constituted pursuant to the provisions of the Strata Property Act;

(w)	“Strata Plan” is to be determined;

(x)	“Strata Property Act” means the Strata Property Act, S.B.C. 1998, c. 43, or any successor legislation governing strata property in British Columbia;

(y)	“Taxes” means the aggregate of all taxes, local improvement, or similar rates, duties, assessments or charges, municipal realty taxes, water taxes, school taxes, capital taxes or any other taxes, rates, duties, assessments, both general or special, or any rate, duty, assessment charge, or tax levied, charged, or assessed in lieu thereof by any Taxing Authority, levied, or imposed upon or in respect of the Leased Premises or against the Landlord on account thereof by any Taxing Authority including, without limiting the generality of the foregoing, sales taxes, parking taxes or other similar taxes but excluding taxes on the Landlord’s income and any tax which has been attracted by the Tenant’s improvements and equipment or any Rental Taxes (both of which shall be entirely for the account of the Tenant as otherwise provided in this Lease);

(z)	“Tax Cost” means the total, without duplication, of sums paid or payable by the Landlord in respect of Taxes;

(aa)	“Taxing Authority” means any duly constituted governmental authority whether federal, provincial, municipal or otherwise legally empowered to impose taxes, rates, assessments, or charges or other charges in lieu thereof, on, upon, or in respect of the Building or any part thereof including the rents and revenues derived therefrom;

(bb)	“Tenant’s Work” means the work to be performed by the Tenant at its cost and expense; and

(cc)	“Term” means the term of this Lease set out in section 3.1 and any renewal or extension thereof.

ARTICLE 2 - CONSTRUCTION AND FIXTURING OF LEASED PREMISES

2.1	ACCEPTANCE OF LEASED PREMISES

The Tenant hereby accepts the Leased Premises on as “as is/where is” basis and acknowledges, confirms and agrees that any improvements in the Leased Premises will be left for completion by and on behalf of the Tenant, subject only to the existing improvements provided by the Developer.

2.2	TENANT’S WORK

Any work or equipment shall be performed and supplied by the Tenant at its own cost and expense, and the Tenant covenants and agrees that it shall, in accordance with the requirements of the relevant government authorities, if any and with the procedures set out in Schedule “B” and subject to the provisions of ARTICLE 10 respecting obtaining the consent of the Landlord, fully equip the Leased Premises with all trade equipment, lighting fixtures, furniture, operating equipment including any Special Equipment the Tenant may require, furnishings, fixtures, floor coverings, heating, ventilating and airconditioning equipment, and any other equipment necessary for the proper operation of the Tenant’s business and that installation shall be completed without damage to the structure of the Leased Premises or to the heating, ventilating, air-conditioning, sprinklers, plumbing, electrical, and other mechanical systems of the Building.

2.3	TENANT’S TRADE FIXTURES AND FIXTURES

The Tenant agrees that any alterations, additions, improvements, and fixtures made to or installed upon or in the Leased Premises at the expense of the Tenant other than unattached moveable trade fixtures, shall remain upon and be surrendered to the Landlord with the Leased Premises as part thereof upon the expiration or earlier termination of this Lease and shall become the absolute property of the Landlord. The Tenant represents and warrants that it will have legal and beneficial title to such alterations, additions, improvements, and fixtures and that such title will pass to the Landlord free and clear of all leases, liens, mortgages, charges, security interests, and encumbrances. If the Landlord shall by notice in writing require the Tenant to remove any such alterations, additions, improvements, or fixtures at the expiration or earlier termination of this Lease, the Tenant shall so remove same and shall make good and repair any damage or injury caused to the Leased Premises resulting from that installation and removal, reasonable wear and tear only excepted. In any event, except as aforesaid, the Tenant covenants and agrees to restore the Leased Premises to the state in which they were prior to commencing any of the Tenant’s Work, reasonable wear and tear excepted.

2.4	PRIME CONTRACTOR

Where the Tenant:

(a)	during the Term, performs or coordinates its own work in connection with any improvements to the Leased Premises; and/or

(b)	supplies, without limitation, labour, tools, machinery, equipment, and supervision necessary to carry out the work referred to in (a) above,

the Tenant will, and agrees, that it will be named as the “Prime Contractor” (for purposes of the Workers Compensation Act, R.S.B.C. 1996, c. 492 and regulations under it as the same may be modified, amended, or replaced from time to time) for the purpose of carrying out the performance or coordination of the work referred to in (a) or (b) above. The Tenant covenants and agrees that in its capacity as the Prime Contractor it will take all steps and measures necessary to fulfil the obligations, functions, and duties of a “prime contractor” in compliance with all applicable laws. Where the term “Prime Contractor” is used in this clause it will mean and refer to the Tenant.

Notwithstanding anything else contained in this Lease, the Prime Contractor hereby covenants to indemnify and save harmless the Landlord and its respective employees, servants, agents, successors, and assigns from and against all manner of actions, causes of action, suits, damages, loss, costs, claims, fines, penalties, and demands of any nature whatsoever relating to loss or damage arising from the Prime Contractor’s construction of the work referred to in (a) or (b) above including, without limitation, loss or liability for any administrative fines and penalties under Workers’ Compensation legislation in British Columbia.

At all times during the construction of the work referred to in (a) or (b) above, the Prime Contractor will at its own expense procure and carry, or cause to be procured and carried and paid for, full workers’ compensation coverage in respect of all workers, employees, servants, and others engaged in or upon any work. At all times the Prime Contractor will indemnify and save harmless the Landlord, its employees, servants, agents, successors, and assigns from and against all damages, costs, claims, suits, judgments, and demands that the Landlord may incur as a result of any default by the Prime Contractor of its obligation to ensure that the full workers’ compensation coverage is maintained. The Prime Contractor will further ensure that no amount of the workers’ compensation coverage is left unpaid so as to create a lien on the Premises, the Lands, or the Development. The Tenant will be in default under the Lease if the workers’ compensation coverage required under this clause is not in place on or before the date the Prime Contractor commences construction of the work referred to in (a) or (b) above, the proof and sufficiency of which will be required by the Landlord.

2.5	SIGNAGE

Throughout the Term, the Tenant shall be entitled to install and maintain suitable signage on the exterior of the Building, provided such signage, including the design, location and construction complies with the requirements of all municipal by-laws and the requirements of the Strata Corporation. The Tenant shall submit details of any proposed signage to the Landlord for approval, such approval not to be unreasonably withheld or delayed. The Tenant shall obtain the prior written approval of the Landlord prior to displaying any signage.

At the expiry or sooner determination of the Term, all signs shall be removed at the request of the Landlord, by the Tenant and the Tenant shall make good any damage to the Leased Premises or Building caused by that removal.

ARTICLE 3 - DEMISE AND TERM

3.1	DEMISE AND TERM

The Landlord does hereby demise and lease unto the Tenant the Leased Premises TO HAVE AND TO HOLD for and during a term of 15 years (the “Term”) commencing on the Commencement Date of February 1, 2023 and terminating on the January 31, 2038. The Tenant shall be entitled, for the benefit of the Leased Premises, to enjoy, subject to the provisions set out in this Lease, the use in common with others entitled thereto of the Common Areas and Facilities.

3.2	RENEWAL

If the Tenant duly and punctually observes and performs the covenants, agreements, conditions, and provisos in this Lease on the part of the Tenant to be observed and performed, the Landlord shall at the expiration of the Term, at the cost of the Tenant and at the Tenant’s written request delivered to the Landlord in the manner provided in this Lease not earlier than nine months and not later than six months prior to the expiration of the Term, grant to the Tenant, One option to renew the Term of this Lease for one further five year period (the “Renewal Term”).

The Minimum Rental for the Renewal Term shall be the then-fair market rent for the Leased Premises, being the rent which would be paid for the Leased Premises in their then-current condition (including all leasehold improvements thereto) or in whatever condition the Landlord is entitled to require the Tenant to leave the Leased Premises at the expiration of the Term or the Renewal Term, as the case may be, whichever condition would result in higher rent, as between persons dealing in good faith and at arm’s length and without regard to any restrictive covenants as to use. If the Landlord and the Tenant have not mutually agreed on the amount of the Minimum Rental three months prior to the commencement of a Renewal Term, then Minimum Rental shall be decided by binding arbitration within the provisions of the Arbitration Act, R.S.B.C. 1996, c. 55, provided that the annual Minimum Rental payable during the Renewal Term shall not be less than the annual Minimum Rental payable during the last year of the Term. For no more than three months until the Minimum Rental has been determined as provided herein, the Tenant shall pay Minimum Rent based on 120% of the Minimum Rental payable during the last month of the Term and upon the determination of the Minimum Rental the Landlord and the Tenant shall make the appropriate adjustments without interest.

The exercise of the rights of renewal are solely within the control of the Tenant, and nothing contained in this Lease obligates or requires the Landlord to remind the Tenant to exercise the rights of renewal. The Landlord’s acceptance of any future rent for the Renewal Term shall in no way be deemed a waiver of the Tenant’s requirement to give notice within the time limit set out in this section 3.2 for renewing the Term or the Renewal Term.

ARTICLE 4 - RENTAL

4.1	RENTAL

The Tenant covenants and agrees to pay to the Landlord, or as the Landlord may in writing direct, in lawful money of Canada, without any set-off, compensation or deduction whatsoever, except as specifically set forth in this Lease, on the days and at the times hereinafter specified, Rental which shall include the aggregate of the sums required to be paid by sections 4.1(a) and (b), inclusive:

(a)	Minimum Rental

Throughout the Term, the Tenant shall pay Minimum Rental equal to the annual sum of the following amounts:

Lease Year	Rate Per Annum	Per Month

Year 1-5	$133,308.00 plus applicable taxes	$11,109.00 plus applicable taxes

Year 6-10	$139,656.00 plus applicable taxes	$11,638.00 plus applicable taxes

Year 11-15	$146,004.00 plus applicable taxes	$12,167.00 plus applicable taxes

plus applicable taxes, payable in equal consecutive monthly instalments on the first day of each month, in advance, commencing on February 1, 2023 and continuing on the first day of each and every month thereafter up to and including January 1, 2038.

(b)	Additional Rental

The Tenant shall pay Additional Rent comprised of the following:

(i)	Common Area Maintenance Costs;

(ii)	Cost of Insurance; and

(iii)	Tax Cost.

The Tenant covenants and agrees that the Tenant will deliver to the Landlord prior to the commencement of each Lease Year a series of post-dated cheques each in the amount of the monthly instalments of Minimum Rental plus applicable taxes and Additional Rental for that Lease Year.

4.2	PAYMENT OF RENTAL

The Tenant shall pay the first month’s Rental in advance and the amount paid for the first month’s Rental shall be applied to that Rental on the Commencement Date and the following shall apply:

(a)	where the Commencement Date is the first day of a month, that instalment shall be in respect of that month;

(b)	where the Commencement Date is not the first day of a calendar month, Rental for the period from the Commencement Date to the first day of the next ensuing calendar month shall be prorated on a per diem basis and paid on the first day of that month and the instalment of Minimum Rental paid upon the Commencement Date shall be in respect of the Minimum Rental for the first full calendar month of the Term; and

(c)	thereafter in either case subsequently monthly instalments shall each be in advance on the first day of each ensuing calendar month during the Term.

4.3	ADDITIONAL RENTAL PAYMENTS

The amount of Additional Rental under section 4.1(b) which the Tenant is to pay shall be estimated or re-estimated by the Landlord for any period that the Landlord may determine and the Tenant shall pay to the Landlord that amount in monthly instalments in advance during that period on dates and at the times for payment of Minimum Rental that are provided for in this Lease and at the end of the period for which these estimated payments have been made, the Tenant shall be advised of the actual amount required to be paid as Additional Rental under section 4.1(b) and if necessary a cash adjustment shall thereupon be made between the parties.

Additional Rent is payable in equally consecutive monthly instalments on the first day of each month in advance, commencing on the February 1, 2023 (the “Possession Date”) and continuing on the first day of each and every month thereafter during the Lease Term, up to and including January 1, 2038.

4.4	REPORTING OF COSTS

Within 90 days after the end of each Lease Year, the Landlord shall furnish to the Tenant a statement of the actual cost during that Lease Year of those items comprised in Additional Rental as set out in section 4.1(b) and the Tenant’s portion thereof determined under this section 4.4 and the following shall apply:

(a)	if the amount payable by the Tenant as shown on that statement is greater or less than the Additional Rental paid by the Tenant to the Landlord under section 4.1(b) the proper adjustment shall be made within 30 days after delivery of the statement; and

(b)	any payment made by the Landlord or made by the Tenant to the Landlord in respect of any adjustment made hereunder, shall be without prejudice to the right of the Landlord or the Tenant to claim a readjustment.

4.5	RENTAL FOR IRREGULAR PERIODS

All Rental reserved herein shall be deemed to accrue from day to day, and if for any reason it shall become necessary to calculate Rental for irregular periods of less than one year an appropriate prorata adjustment shall be made on a daily basis in order to compute Rental for that irregular period.

4.6	DEPOSIT

The Tenant has deposited with the Landlord or, forthwith following execution and delivery of this Lease by the Landlord, will deposit the Deposit which shall be paid by way of bank draft in the amount of $24,439.80. The Deposit will be applied towards the Minimum Rental, including all applicable taxes, for the first month of the Term, with the remainder of the Deposit, to be held by the Landlord as security for the faithful performance by the Tenant of all of the provisions of this Lease to be performed or observed by the Tenant. If the Tenant fails to pay Rental or otherwise defaults with respect to any provision of this Lease, the Landlord may use, apply or retain all or any portion of the Security Deposit for the payment of any Rent in default, or for the payment of any other expense which the Landlord may incur by reason of the Tenant’s default, or to compensate the Landlord for any loss or damage which the Landlord may suffer thereby. If the Landlord so uses or applies all or any portion of the Security Deposit, the Tenant will within 10 days after demand therefor deposit cash with the Landlord in an amount sufficient to restore the Security Deposit to the full amount thereof. The Landlord will not be required to keep the Security Deposit separate from its general accounts. If the Tenant performs all of the Tenant’s obligations hereunder, the Security Deposit, or so much thereof as has not been applied by the Landlord, will be reimbursed to the Tenant within 15 calendar days of the expiry of the primary lease term, as noted above, without interest or other increment for its use. No trust relationship is created herein between the Landlord and the Tenant with respect to the Security Deposit.

ARTICLE 5 - CONDUCT OF BUSINESS

5.1	USE OF LEASED PREMISES

The Tenant covenants with the Landlord that:

(a)	Operation of Business

The Tenant shall not use or occupy the Leased Premises or any part thereof for any purpose other than the operation of a restaurant and bar, offering such related services as would normally be found in a business of this type and operating as “CLUB VERSANTE”, but excluding any uses which are prohibited pursuant to section 5.1(b). The Tenant will deliver notice to the Landlord if the use is changed from the use set out above. The Tenant shall operate its business in accordance with all applicable laws, bylaws and ordinances and the Tenant shall be solely responsible for obtaining all governmental and non governmental approvals required for the licensing, construction, start up and operation of the proposed business.

(b)	Prohibited Uses

The Tenant shall not, at any time, use or permit to be used the Leased Premises or any part thereof for:

(i)	the sale of used or surplus articles, salvage, insurance salvage stock, bankrupt stock, fire sale stock, or for any auction or as a pawn shop;

(ii)	any business which would in the Landlord’s opinion: (A) be commonly associated with any fraudulent or deceptive advertising or selling procedures; (B) because of the merchandise being sold or the merchandising or pricing methods adopted would tend to lower the character or reputation of the Property; (C) be objectionable, obscene, lewd or in bad taste; or (D) be a nuisance;

(iii)	any fire, bulk, bankruptcy or liquidation sale, or any other special sale that in the Landlord’s opinion suggests that business operations are to be discontinued from the Leased Premises, other than a special sale such as is incidental to the normal routine of the Tenant’s business with its regular customers;

(iv)	the sale of, or other dealing with, any Contaminants except if and so long as approved by the Landlord in writing (which approval may be withdrawn at any time notwithstanding any provision of this Lease) and whenever such approval is given, such sale thereof or other dealing therewith shall be only in accordance with the written directions of, and conditions imposed by, the Landlord from time to time, and in accordance with any laws or regulations of any authority having jurisdiction; or

(v)	any other use not permitted under the zoning and development by-laws of the City of Richmond or the by-laws, rules and regulations of the Strata Corporation.

(c)	Nuisance

The Tenant shall not carry on or perform or suffer or permit to be carried on, performed or suffered on the Leased Premises any business practice or act or engage in any activity which may be deemed a nuisance or a menace or which in any way may injure the Building, the Property, or any part thereof.

(d)	Not to Affect Landlord’s Insurance

In respect of the insurance of the Landlord, the following shall apply:

(i)	the Tenant shall not upon the Leased Premises do or permit to be done, or omit to do, anything which shall cause or have the effect of causing the rate of insurance upon the Leased Premises to be increased;

(ii)	if the insurance rate shall be increased by reason of action by the Tenant, the Tenant shall pay to the Landlord as Additional Rental the amount by which the insurance premiums shall be so increased;

(iii)	the Tenant shall not store or permit to be stored upon or in the Leased Premises anything that is not used by the Tenant in connection with its use of the Leased Premises as specified in section 5.1(a) nor anything of a dangerous, inflammable or explosive nature, except in full compliance with all applicable laws, nor anything which would have the effect of increasing the Landlord’s insurance costs or of leading to the cancellation of that insurance; and

(iv)	it is agreed that if any insurance policy upon the Leased Premises or the Building shall be cancelled by the insurer by reason of the use and occupation of the Leased Premises or any part thereof by the Tenant or by any assignee, subtenant, concessionaire, or licensee of the Tenant, or by anyone permitted by the Tenant to be upon the Leased Premises, any of which is not rectified by the Tenant promptly after notice from the Landlord to do so, the Landlord may at its option terminate this Lease by notice in writing of that termination, and thereupon Rental shall be apportioned and paid in full to the date of that notice of termination of this Lease, and the Tenant shall immediately deliver up vacant possession of the Leased Premises to the Landlord, provided that the Landlord may at its option and at the expense of the Tenant enter upon the Leased Premises and rectify the situation causing that cancellation or rate increase.

(e)	Strata Corporation By-Laws

The Tenant shall promptly comply at its expense with all by-laws, rules and regulations of the Strata Corporation, if any, and with respect to the powers and authorities of the Strata Corporation, the Tenant herein stands in the same position as the Landlord and is liable to the Strata Corporation for damages to the common property, is subject to the by-laws and resolutions of the Strata Corporation as they may be from time to time and is subject to the remedies of the Strata Corporation as may be enforced against the Landlord.

(f)	Strata Property Act Voting Rights

Notwithstanding the provisions of the Strata Property Act or such successor legislation as may be enacted in substitution therefor, the Landlord and the Tenant agree that nothing herein shall be deemed to operate as an assignment by the Landlord to the Tenant of the rights, powers and obligations of the Landlord as owner, under the said Strata Property Act, including but not limited to voting rights.

(g)	Environmental

The Tenant covenants and agrees:

(i)	not to use or permit to be used all or any part of the Leased Premises for the sale, storage, manufacture, disposal, handling, treatment, use or any other dealing with any Contaminants, except in full compliance with all applicable Environmental Laws, without the prior written consent of the Landlord, which may be unreasonably withheld. Without limiting the generality of the foregoing, the Tenant shall in no event use, and does not plan or intend to use, the Leased Premises to dispose of, handle or treat any Contaminants in a manner that, in whole or in part, would cause the Building or any adjacent property to become a contaminated site under Environmental Laws;

(ii)	to strictly comply, and cause any person for whom it is in law responsible to comply, with all Environmental Laws regarding the use and occupancy of the Leased Premises;

(iii)	to promptly provide to the Landlord a copy of any environmental site investigation, assessment, audit or report relating to the Building conducted by or for the Tenant at any time before, during or after the Term (or any renewal thereof);

(iv)	to maintain all environmental site investigations, assessments, audits and reports relating to the Building in strict confidence and not to disclose their terms or existence to any third party (including, without limitation, any governmental authority) except as required by law, to the Tenant’s professional advisors and lenders on a need to know basis or with the prior written consent of the Landlord, which consent may be unreasonably withheld;

(v)	to promptly provide to the Landlord on request such written authorizations as the Landlord may require from time to time to make inquiries of any governmental authorities regarding the Tenant’s compliance with Environmental Laws;

(vi)	to promptly notify the Landlord in writing of any release of a Contaminant or any other occurrence or condition at the Building or any adjacent property which could contaminate the Building or subject the Landlord or the Tenant to any fines, penalties, orders, investigations or proceedings under Environmental Laws;

(vii)	on the expiry or earlier termination of this Lease or at any time if requested by the Landlord or required by any governmental authority pursuant to Environmental Laws, to remove from the Leased Premises all Contaminants, and to remediate any contamination of the Building or any adjacent property resulting from Contaminants, in either case brought onto, used at or released from the Leased Premises by the Tenant or any person for whom it is in law responsible. The Tenant shall perform these obligations promptly at its own cost and in accordance with Environmental Laws. All such Contaminants shall remain the property of the Tenant, notwithstanding any rule of law or other provision of this Lease to the contrary and notwithstanding the degree of their affixation to the Leased Premises or the Building; and

(viii)	to indemnify the Landlord and its directors, officers, shareholders, employees, agents, successors and assigns, from any and all liabilities, actions, damages, claims, remediation cost recovery claims, losses, costs, orders, fines, penalties and expenses whatsoever (including all consulting and legal fees and expenses on a solicitor-client basis and the cost of remediation of the Building and any adjacent property) arising from or in connection with:

(A)	any breach of or non-compliance with the provisions of this Article by the Tenant; and

(B)	any release or alleged release of any Contaminants at or from the Leased Premises related to or as a result of any act or omission of the Tenant or any person for whom it is in law responsible, from the date of possession of the Leased Premises by Tenant.

The obligations of the Tenant under this ARTICLE 5 shall survive the expiry or earlier termination of this Lease. The obligations of the Tenant under this Article are in addition to, and shall not limit, the obligations of the Tenant contained in other provisions of this Lease.

5.2	LANDLORD’S SPECIAL REMEDIES

The Tenant acknowledges that all its covenants and obligations set out in section 5.1 hereof are covenants and obligations designed for the mutual benefit and protection of all tenants in the Building.

If the Tenant shall be in breach of any of these covenants or obligations or shall fail to observe or perform any of them then without prejudice to any other right or remedy which the Landlord may have under the terms of this Lease or otherwise at law or equity, the Landlord shall have the right to bring action in any court of competent jurisdiction against the Tenant for a judgment or order directing the Tenant to remedy that breach and to observe and perform that covenant or obligation.

5.3	ENVIRONMENTAL OBLIGATIONS AND INDEMNITY OF LANDLORD

The Landlord represents and warrants that to the best of its knowledge there are no Contaminants in, under or about the Leased Premises or the Common Areas. The Landlord shall strictly comply with all Environmental Laws relating to the Leased Premises and the Common Areas and shall use reasonable commercial efforts to cause the Strata Corporation to strictly comply with all Environmental Laws relating to the Leased Premises and the Common Areas. The Landlord hereby agrees to indemnify the Tenant, its directors, officers, shareholders, employees, agents, successors and assigns, from any and all liabilities, actions, damages, claims, remediation cost recovery claims, losses, costs, orders, fines, penalties and expenses whatsoever (including all consulting and legal fees and expenses on a solicitorclient basis and the cost of any remediation of the Leased Premises, the Common Areas and any adjacent property) arising or in connection with any release or alleged release of any Contaminants at or from the Leased Premises or the Common Areas which was not caused by any act or omission of the Tenant or persons for whom it is at law responsible, and which occurred after the Landlord became the owner of the Leased Premises.

ARTICLE 6 - REPAIRS

6.1	TENANT’S REPAIRS

The Tenant covenants with the Landlord that:

(a)	The Tenant shall at all times during the Term hereof at its own cost and expense, repair, maintain and keep all equipment and fixtures in the Leased Premises in good order and repair and, save and except any heating, ventilation and air condition equipment not installed by the Tenant, replace them when necessary, as a careful owner would do, including, but without limitation, the floor, exterior and interior doors, windows, window frames and mullions, plate glass, glass partitions, within the Leased Premises, and any improvements now or hereafter made to the Leased Premises, and the following shall apply:

(i)	the Tenant shall be exempted for repairs for reasonable wear and tear and repairs for which the Landlord is responsible under section 6.7, except:

(A)	as provided for in section 6.2; and

(B)	provided that if repairs, replacements or rebuilding, including rectifying any damage and destruction under sections 6.2 and 6.3, by the Landlord are required as a result of the negligent act or omission of the Tenant, its contractors, agents or employees, the Tenant shall pay the Landlord on demand the cost of those repairs as Additional Rental; and

(ii)	the Tenant shall perform maintenance, effect repairs and replacements, and decorate at its own cost and expense as and when necessary or reasonably required to do so by the Landlord; and

(b)	The Tenant shall install, operate, repair and maintain any Special Equipment at its sole cost and expense, at the Leased Premises.

6.2	LANDLORD’S EXAMINATION OF LEASED PREMISES

The Tenant covenants and agrees that the Landlord and any employee, servant or agent of the Landlord shall be entitled, at any reasonable time during normal business hours (provided the Landlord has provided the Tenant with reasonable written notice of its intention to enter the Leased Premises) and during any emergency (without prior notice), from time to time, to enter and examine the state of maintenance, repair, decoration, and order of the Leased Premises, all equipment and fixtures within the Leased Premises and any improvements now or hereafter made to the Leased Premises, and the Landlord may give notice to the Tenant requiring that the Tenant perform the maintenance or effect the repairs, replacements, or decorations that may be found necessary from that examination, but the failure of the Landlord to give any notice shall not relieve the Tenant from its obligation to maintain, repair, decorate, and keep the Leased Premises and appurtenances in good order and repair as set out in section 6.1 and to make the replacements that may be necessary.

6.3	REPAIRS BY DESIGNATED TRADESMEN

The Tenant shall, when necessary, and whether upon receipt of notice from the Landlord or not, effect and pay for the maintenance, repairs, replacements, or decoration that is the responsibility of the Tenant under section 6.1 and the following shall apply:

(a)	no maintenance, repairs, or replacements, to the structure, any perimeter wall, the sprinkler system, the heating, ventilating, air-conditioning, plumbing, electrical or mechanical equipment (excluding any systems or equipment installed by the Tenant), or the concrete floor shall be made without the prior written consent of the Landlord;

(b)	in respect of the heating, ventilating and air conditioning equipment (excluding any systems or equipment installed by the Tenant):

(i)	if the equipment malfunctions the Tenant shall immediately notify the Landlord in writing;

(ii)	the Landlord will provide tradesmen to regularly maintain and service the equipment, and to complete necessary repairs or cause the Strata Corporation to complete such necessary repairs;

(iii)	all costs associated with maintenance and service and any repair will be for the account of the Tenant, and will be payable immediately upon receipt by the Tenant of an invoice for such service, maintenance or repair;

(iv)	all monies owed by the Tenant under this section 6.3 shall be considered Additional Rental due and payable to the Landlord hereunder; and

(v)	the Landlord shall have the same rights and remedies and may take the same steps for recovery thereof as for Additional Rental in arrears.

6.4	REPAIR AT END OF TERM

At the end of the Term (unless the Term is terminated earlier as provided by this Article 6) the Tenant shall deliver to the Landlord vacant possession of the Leased Premises in the condition in which the Tenant is required to maintain the Leased Premises, subject to reasonable wear and tear.

6.5	FEE FOR SUPERVISION

Should the Landlord deem it necessary to undertake any repairs or to do anything which is required to be undertaken or done by the Tenant under this Lease and the Tenant has failed to carry out such repairs after receiving ten days notice in writing from the Landlord requiring such repairs to be done, then the Tenant shall pay to the Landlord as a fee for supervision or carrying out the Tenant’s obligation an amount equal to 15% of the monies expended or of the cost of repairs or other work carried out by or under the supervision of the Landlord, which amount shall be in addition to the cost of that work or monies expended for which the Tenant shall also reimburse the Landlord.

6.6	LANDLORD’S RIGHT TO ENTER FOR REPAIRS

The Tenant covenants and agrees that the agents and representatives of the Landlord shall have the right to enter the Leased Premises, upon 10 days prior notice, to make alterations or repairs as they shall deem necessary for the safety or preservation or proper administration or improvement of the Leased Premises and of the Building, and of any premises adjoining the Leased Premises, at such times as the Tenant, acting reasonably, may agree, having regard to the need to minimize interruption of the Tenant’s business, except in the case of emergency when no notice shall be required.

6.7	LANDLORD’S REPAIRS

Notwithstanding any other provision of this Lease, the Tenant acknowledges and agrees that the Strata Corporation shall, in accordance with the Strata Property Act, be responsible for all structural repairs to the Building, including repairs to the roof, foundations and bearing structure of the Building and repairs of damage to the Building caused by perils against which the Strata Corporation shall be obligated to insure. Provided, however, the Landlord shall, in its capacity as the owner of the Leased Premises, use all reasonable commercial efforts to cause the Strata Corporation to make repairs to the Leased Premises and the Building as required pursuant to the Strata Property Act.

6.8	DAMAGE OR DESTRUCTION

Subject to the Strata Corporation’s rights pursuant to section 159 of the Strata Property Act, if the Leased Premises or any part thereof shall at any time during the Term be destroyed or damaged or if any part of the Common Areas shall at any time during the Term be damaged in such a way that vehicular access to the Leased Premises is prohibited, then, the Landlord will use reasonable commercial efforts to cause the Strata Corporation to promptly repair or rebuild the Leased Premises that were so damaged and in such event:

(a)	the Minimum Rental hereby reserved, or if the Tenant elects to use any undamaged portion of the Leased Premises then a proportionate part thereof having regard to the portion of the Leased Premises not so used by the Tenant, shall be suspended and abated until the Strata Corporation shall have rebuilt, repaired, or made fit the Leased Premises and the Common Areas for the purpose of the Tenant; and

(b)	the term “Leased Premises” for the purposes of this section 6.8, shall not be deemed to include the improvements installed in the Leased Premises by the Tenant.

6.9	TERMINATION

If the Strata Corporation shall fail to complete the work of repair or reconstruction referred to in section 6.8 within a period of 90 days after the occurrence of that damage to or destruction of the Leased Premises or Common Areas, then the Landlord shall have the right to give to the Tenant notice of termination of this Lease, and thereupon, subject to payment of any monies then due by the Tenant to the Landlord hereunder, this Lease shall immediately cease and determine, but if the Strata Corporation’s failure to complete the work of repair or reconstruction within that period of 90 days is due solely to some event, cause, or circumstance beyond the reasonable control of the Strata Corporation (not including any financial cause), then that period of 90 days shall be extended by the number of days that the Strata Corporation shall be delayed by that event, cause, or circumstance. However, if the Leased Premises are damaged and the Strata Corporation has not repaired them within 180 days of the event that caused that destruction, the Tenant may nonetheless terminate this Lease upon written notice to the Landlord.

6.10	TENANT’S OBLIGATION TO REPAIR

Subject to sections 6.8 and 6.9, the Tenant, in accordance with its obligations to repair as provided herein, shall repair any damage to the Leased Premises with all reasonable diligence, but to the extent that any part of the Leased Premises is not reasonably capable of such use and occupancy by reason of damage which the Tenant is obligated to repair hereunder, any abatement of rent to which the Tenant is otherwise entitled hereunder shall not extend later than the time by which, in the reasonable opinion of the Landlord, repairs by the Tenant ought to have been completed with reasonable diligence.

6.11	ELECTION OF STRATA CORPORATION

The Tenant acknowledges, consents and agrees that nothing contained in this Article 6 shall obligate the Strata Corporation to rebuild the Building or any part thereof and if the Strata Corporation shall elect to rebuild, then it may make any changes, alterations, modifications, adaptations or extensions in, to, or of the original buildings or structures forming part of the Building that in the sole discretion of the Strata Corporation it shall see fit and the Strata Corporation, if it elects to rebuild, shall rebuild in accordance with all by-laws and regulations applicable to the Property and the proposed building at that time and in accordance with the provisions of the Strata Property Act.

ARTICLE 7 - COMMON AREAS

7.1	TENANT’S COVENANTS

The Tenant covenants with the Landlord that:

(a)	Tenant’s Use of Parking Areas

The Tenant, its employees, suppliers and other persons having business with the Tenant shall:

(i)	be prohibited from parking vehicles and loading or unloading of vehicles in any part of the Parking Facility not specifically designated for the Tenant’s use by the Landlord or the Strata Corporation;

(ii)	abide by the regulations that may from time to time be established by the Strata Corporation with respect to the Common Areas; and

(iii)	if requested by the Landlord, the Tenant shall supply its employees’ automobile licence numbers to the Landlord.

The Tenant shall be entitled to usage of 5 designated spaces as well as the open commercial parking stalls located within the Parking Facility. The 5 designated spaces shall be provided to the Tenant for the Tenant’s exclusive use, free of charge for the duration of the primary lease term. The open commercial parking stalls shall be available as paid parking through an independent parking rental company.

(b)	Common Areas and Facilities

Notwithstanding anything to the contrary contained in this Lease, the Tenant acknowledges and agrees that all Common Areas and Facilities, shall at all times be under the exclusive management, use and control of the Strata Corporation. The Tenant’s use thereof shall be subject to the rules, regulations and by-laws imposed by the Strata Corporation from time to time.

7.2	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant that the Landlord shall, in its capacity as the owner of the Leased Premises, use all reasonable efforts to cause the Strata Corporation to maintain the Parking Facility as required by law.

ARTICLE 8 - ASSIGNMENT, SUBLETTING

8.1	TENANT’S COVENANTS

The Tenant covenants with the Landlord that:

(a)	Not to Assign

The rights of the Tenant under this Lease shall not be transferred, assigned, sold, or mortgaged and the Tenant shall not sublet the whole or any part of the Leased Premises nor grant any concession or license within or with respect to the Leased Premises (any of which is herein referred to as a “Transfer”) to any party without in any case the prior written consent of the Landlord, which consent the Landlord may not unreasonably withhold, provided that it will be reasonable for the Landlord to withhold its consent if:

(i)	the proposed transferee, assignee, or sublessee, or the principal or principals of the transferee, assignee or sublessee, in the case of a corporation, is, in the reasonable opinion of the Landlord, not experienced enough in the operation of the business for which the Leased Premises are hereby demised so as to prejudice the Landlord’s position hereunder;

(ii)	the transferee, assignee or sublessee, or the principal or principals of the transferee, assignee, or sublessee, is, in the opinion of the Landlord, not financially sound enough to be responsible for the obligations being assumed hereunder;

(iii)	if the transferee, assignee, or sublessee is a corporation, then an indemnifier or indemnifiers satisfactory to the Landlord and whose financial position is satisfactory to the Landlord acting reasonably, do not execute indemnities in form and substance satisfactory to the Landlord; and

(iv)	the transferee, assignee, or sublessee does not execute a covenant in favour of the Landlord, in form and content satisfactory to the Landlord whereby it or they will fully perform all of the obligations of the Tenant hereunder;

provided that in any event the Landlord in granting or withholding consent may consider the background and status and business history of the proposed assignee, sublessee or occupant. The Landlord shall not be obliged to consider any request for or notice to approve any proposed Transfer except upon the Tenant delivering to the Landlord, in advance, a sum not to exceed $2,500.00 on account of the Landlord’s cost of reviewing such request for consent and documenting the proposed transfer, assignment, mortgage or sublease. All such documentation will be prepared by the Landlord’s solicitors.

8.2	For purposes of clarity, the word “Transfer” shall mean and include any transfer, assignment, or sale to related party of the Tenant as part of a corporate reorganization or to a party who acquires a majority of the assets of the Tenant in British Columbia.

The Tenant shall not permit any business to be operated in or from the Leased Premises except as set out in section 5.1(a).

8.3	TENANT TO REMAIN LIABLE

Notwithstanding any consent being given by the Landlord and any transfer, assignment, sale, mortgaging or subleasing being effected, the original Tenant hereunder shall remain bound to the Landlord for the fulfillment of all of the covenants, agreements, conditions and provisos herein contained, on the part of the Tenant for only the then existing Term or any renewal term the option for which has been exercised by the Tenant.

8.4	CHANGE IN CONTROL OF TENANT

Except as specifically set forth in section 8.1, if the Tenant herein is a private corporation or is not a reporting corporation and if by sale or other disposition of its securities the control of the beneficial ownership of the voting shares of that corporation is changed at any time during the Term, such sale or other disposition shall be deemed an assignment of this Lease under section 8.1 and the Landlord’s consent as set forth in that section shall be required.

ARTICLE 9 - INSURANCE

9.1	TENANT TO INSURE

The Tenant covenants with the Landlord that it shall take out, and keep in force during the Term:

(a)	all risk property and boiler and machinery (if applicable) insurance in respect of the Tenant’s stock in trade, furniture and fixtures and such other property in or forming part of the Leased Premises (fixed improvements) to the full replacement cost value. The property insurance is to include business interruption insurance for a 12 month period including rents;

(b)	comprehensive general liability insurance including bodily injury, and property damage on an occurrence basis with respect to the business carried on as in or from the Tenant’s Leased Premises and Tenant’s use and occupancy thereof. The limit of such insurance shall be for not less than $5,000,000.00 inclusive limits per occurrence or such higher limits as may be reasonably required by the Landlord from time to time. This insurance shall name the Landlord as an additional insured, shall include a cross liability clause and severability of interest clauses, tenants legal liability insurance in the amount of $5,000,000.00;

(c)	plate glass insurance on all internal and external glass within or fronting the Leased Premises; however, notwithstanding the foregoing, the Tenant may elect to self-insure for the insurance described in this 9.1(c); and

(d)	such other insurance of the Leased Premises and business conducted therefrom as would be carried by a prudent operator of Leased Premises similar in use, type and location and as otherwise reasonably required by the Landlord from time to time, excluding any requirement for environmental insurance,

(e)	and that the following shall apply with respect to all insurance policies which the Tenant is required to take out and keep in force hereunder:

(i)	the liability policy shall name the Landlord as an additional insured as its interests may appear;

(ii)	the property and boiler machinery policy shall provide that the insurer shall not have any right of subrogation against the Landlord on account of any loss or damage covered by that insurance or on account of payments made to discharge claims against or liabilities of the Landlord or Tenant covered by that insurance, to the extent set forth in section 9.1(a);

(iii)	the cost or premium for each and every policy shall be paid by the Tenant;

(iv)	the Tenant shall notify the Landlord in writing of any cancellation thereof or any material change therein; and

(v)	the Tenant agrees, at the request of the Landlord, to provide the Landlord with insurance certificates as evidence of the existence of the insurance policies described herein.

9.2	LANDLORD TO INSURE

The Landlord covenants and agrees with the Tenant that throughout the Term and any renewal, it shall take all reasonable steps to cause the Strata Corporation to maintain all such insurance, in such amounts and on such terms, as the Strata Corporation may be required to maintain, from time to time, under the Strata Property Act.

ARTICLE 10 - TENANT’S ALTERATIONS

10.1	PAINTING AND DECORATIONS

The Tenant may at any time and from time to time at its expense, paint and decorate the interior of the Leased Premises with the prior written consent of the Landlord and may make any changes, alterations, additions, and improvements in and to the Leased Premises that shall in the judgment of the Tenant better adapt the Leased Premises for the purpose of its business, and the following shall apply:

(a)	no changes, alterations, additions or improvements to the structure, any perimeter wall, the sprinkler system, the heating, ventilating, air-conditioning, plumbing, electrical, or mechanical equipment (to the extent that such system or equipment serves the Building and not just the Leased Premises) or the concrete floor or the roof (subject to section 10.3) shall be made without the prior written consent of the Landlord or the Strata Corporation, if applicable, and without the use of contractors or other qualified workers designated or approved by the Landlord in writing;

(b)	changes, alterations, additions and improvements, whether structural or otherwise, shall comply with all applicable statutes, regulations or by-laws of any municipal, provincial, or other governmental authority and all bylaws, rules and regulations of the Strata Corporation;

(c)	all work performed by the Tenant within the Leased Premises shall be completed with new or high quality materials. Materials and workmanship shall be of a uniformly high quality and used and/or performed in accordance with the very best standards of practice;

(d)	any damage to the Leased Premises or the Property (including, but not limited to, the Building) caused by the Tenant or any of its employees, contractors, sub-contractors or workmen shall be repaired forthwith by and at the expense of the Tenant;

(e)	the Tenant shall pay to the Landlord the amount of the increase for any insurance coverage or Taxes to the extent that that increase is directly attributable to any action by the Tenant under this section; and

(f)	the insurance shall not thereby be made liable to avoidance or cancellation by the insurer by reason of any changes, alterations, additions, or improvements.

10.2	LANDLORD’S PROPERTY

Subject to the Landlord’s right to require the Leased Premises to be restored under section 2.3, at the end of the Term all changes, alterations, additions, and improvements made to or installed upon or in the Leased Premises whether made under this Article 10 or otherwise and which in any manner are attached in, to, on or under the floors, walls, or ceilings shall remain upon and be surrendered to the Landlord with the Leased Premises as a part thereof, without disturbance, molestation, or injury and shall be and become the absolute property of the Landlord without any payment or indemnity by the Landlord to the Tenant, subject to the Tenant’s right to remove its equipment, howsoever affixed, if it so desires, as set forth in section 2.3, and subject to its right to remove fixtures that it installed, if it so desires, as set forth in section 7.1.

10.3	PROHIBITIONS RE ROOF

The Tenant and its employees, agents, or representatives are expressly prohibited from entering upon the roof of the Building except with the express consent of, and subject to any conditions of, both the Landlord and the Strata Corporation.

10.4	NO LIENS

The Tenant covenants with the Landlord that it shall not permit, do, or cause anything to be done to the Leased Premises during the period of construction and fixturing of the Leased Premises or at any other time which would allow any lien, lis pendens, judgment, or certificate of any court or any mortgage, charge, or encumbrance of any nature whatsoever, to be imposed or to remain upon the Leased Premises or the Building. In the event of the registration of any lien, or other encumbrance, the Tenant will, at its own expense, immediately cause the same to be discharged and if the Tenant does not immediately discharge such lien, or encumbrance, the Landlord may pay such lien or encumbrance and the Tenant will pay to the Landlord on demand the amount so paid and all of the Landlord’s costs in connection therewith.

ARTICLE 11 - PUBLIC UTILITIES, TAXES, ETC.

11.1	PUBLIC UTILITIES, METERS, BUSINESS TAX, AND MACHINERY

The Tenant shall be solely responsible for and shall promptly pay all charges for lighting, heating, ventilating and air conditioning the Leased Premises and all water, gas, electricity, telephone and other utilities used or consumed in the Leased Premises. If there are no separate meters for measuring the consumption of such utilities, the Tenant shall pay to the Landlord, in advance, by monthly instalments as Additional Rental, such amount as may be reasonably estimated by the Landlord from time to time as the cost of such utilities for the Leased Premises, taking into account the specific use of the Leased Premises by the Tenant. In the event of any dispute between the Landlord and the Tenant as to the amount of such utility costs, the opinion of the Landlord shall be final and binding on the Landlord and Tenant. In no event shall the Landlord be liable for, nor have any obligation with respect to, an interruption or failure in the supply of such utilities or services to the Leased Premises whether supplied by the Landlord or others but shall take all reasonable steps to rectify any interruptions on the Common Areas and Facilities.

The Tenant covenants with the Landlord that the Tenant shall pay promptly before any fine, penalty, interest or cost may be added thereto for the non-payment thereof for its gas, other fuel and electricity, water, and other similar utilities consumed on the Leased Premises if separately metered and not included in the costs set out in section 4.1(b), for its telephones, for all business taxes, licence fees, rates, charges, garbage, and other similar services and levies of any nature or kind levied or assessed upon or in respect of or in relation to the Tenant, the business carried on by the Tenant, or the properties, fixtures, machinery, equipment, improvements or apparatus of the Tenant installed in the Leased Premises.

11.2	PAYMENT OF TAXES

Subject to the rights which the Landlord has at law to contest Taxes, and except to the extent that the Tenant has paid Taxes directly to the City of Richmond, the Landlord covenants with the Tenant to pay all Taxes and the Tenant covenants with the Landlord to pay its Taxes as provided herein and the Tenant further covenants and agrees to pay any Rental Taxes levied on rents collected or revenues received by the Landlord or rents paid by the Tenant. The Tenant, at its cost, may contest the Taxes upon prior written notice to the Landlord and may defer payment of any Taxes that it is so contesting if such deferment does not impair any transfer or encumbering of the Leased Premises by the Landlord.

After the commencement of the Term of this Lease and prior to the commencement of each fiscal period determined by the Landlord thereafter which commences during the Term, the Landlord may reasonably estimate the amount of Taxes, if any, or any instalment on account thereof, to become due on any date during the ensuing fiscal period or (if applicable) portion thereof, as the case may be, and the amount thereof which will be payable by the Tenant, and notify the Tenant in writing of such estimate. If the Tenant has overpaid such proportion of the Taxes, the Landlord shall promptly refund any excess paid, but if any balance remains unpaid, the Landlord shall fix monthly instalments for the then-remaining balance of such fiscal period or portion thereof such that, after giving credit for instalments paid by the Tenant hereunder in respect of such calendar year, the entire Taxes will be fully payable prior to the time the Landlord is obliged to pay the Taxes. If for any reason the amount of the Taxes is not finally determined within such fiscal period or portion thereof, the parties shall make the appropriate readjustment in cash when such amount becomes finally determined. The Landlord and the Tenant acknowledge that Taxes in respect of the Leased Premises may be payable during the course of a year as prepayment for the Taxes accruing due in respect of such year, and if the Term ends during a year, then the appropriate adjustment will be made. Any report of the Landlord’s accountant as to the Taxes shall be conclusive as to the amount thereof for any period to which such report relates.

11.3	PENALTIES

If the Tenant is in breach of its obligations under this Article 11 and such breach gives rise to any fine, penalty, interest or cost being added to Taxes or other amounts payable by the Tenant under this part, the Tenant agrees to pay such fine, penalty, interest or cost within 10 days after written notice thereof is given to the Tenant by the Landlord requiring the Tenant to make such payment.

11.4	RENTAL TAXES

The Tenant covenants to pay, as and when they fall due, all Rental Taxes to the Landlord or directly to the applicable government authority if legislation so requires.

11.5	INDEMNITY

The Tenant covenants and agrees with the Landlord that the Tenant shall during the Term, indemnify and keep indemnified the Landlord in respect of all loss, costs, charges and expenses occasioned by or arising from the non-payment of any and every tax, rate, assessment, charge, expense or fee payable by the Tenant pursuant to sections 11.1, 11.2, 11.3, or 11.4.

11.6	TIME FOR PAYMENT

The Tenant acknowledges that the Landlord shall have the right to collect Taxes and Cost of Insurance on a monthly pre-estimate basis pursuant to the provisions of subsection 4.3 hereof, provided however, that if as of the due date for payment of Taxes or Cost of Insurance the amounts therefore paid by the Tenant are less than the amount payable by the Tenant, the Tenant shall within 5 days following notice from the Landlord pay to the Landlord such deficiency.

ARTICLE 12 - EXCLUSION OF LIABILITY AND INDEMNITY

12.1	MUTUAL AGREEMENT

It is agreed between the Landlord and Tenant that:

(a)	Tenant’s Property

The Landlord, its agents, servants and employees, shall not be liable for damage or injury to any property of the Tenant.

(b)	Personal or Consequential Damages

The Landlord, its agents, servants, and employees shall not be liable nor responsible in any way for any personal or consequential injury of any nature whatsoever that may be suffered or sustained by the Tenant or any employee, agent, customer, invitee, or licensee of the Tenant or any other person who may be upon the Leased Premises or for any loss of or damage or injury to any property belonging to the Tenant or to its employees or to any other persons while that property is on the Leased Premises and, in particular, but not limiting the generality of the foregoing, the Landlord shall not be liable for any damage or damages of any nature whatsoever to any that property caused:

(i)	by the failure, by reason of a breakdown or other cause, to supply adequate drainage, snow or ice removal; or

(ii)	by reason of the interruption of any public utility or service; or

(iii)	in the event of steam, water, rain, or snow which may leak into, issue, or flow from any part of the Building; or

(iv)	from the water, steam, sprinkler, or drainage pipes, or plumbing works of the Building; or

(v)	from any other place or quarter or for any damage caused by anything done or omitted by any tenant of the Building,

but the Landlord shall use reasonable efforts to cause the Strata Corporation to remedy that condition, failure or interruption of service when not directly or indirectly attributable to the Tenant, after notice, when it is within the power and obligation of the Landlord so to do and the Tenant shall not be entitled to any abatement of Rental in respect of that condition, failure or interruption of service.

(c)	Landlord Entering Leased Premises

The Landlord, its agents, servants, employees, or contractors shall not be liable for any damage suffered to the Leased Premises or the contents thereof by reason of the Landlord, its agents, employees, or contractors entering upon the Leased Premises to undertake any examination thereof or any work therein or in the case of any emergency.

12.2	INDEMNIFICATION

Notwithstanding any other terms, covenants and conditions in this Lease including, without limitation, the Landlord’s obligations to cause the Strata Corporation to repair, the Tenant covenants and agrees with the Landlord to indemnify and save harmless the Landlord in its capacity as Landlord (except to the extent that the Strata Corporation is required to carry insurance under this Lease) from and against any and all liabilities, claims, damages, costs, losses, suits or actions of any nature whatsoever resulting from or arising out of:

(a)	breach, violation or non-performance of any covenant, agreement, condition, or proviso in this Lease set out and contained on the part of the Tenant to be fulfilled, kept, observed and performed;

(b)	any damage to or loss of property of any third party caused or contributed to by the use and occupation of the Leased Premises or any part thereof during the Term by the Tenant or those for whom it is in law responsible;

(c)	any injury or damage to any person or persons including death resulting at any time therefrom, caused or contributed to by the use and occupation of the Leased Premises or any part thereof during the Term by the Tenant or those for whom it is in law responsible;

(d)	any damages for personal discomfort or illness resulting from the operation or nonoperation of the Leased Premises ventilation and/or air conditioning system or of any other equipment or machinery in the Leased Premises or the interruption of any public utility caused or contributed to by the Tenant or those for whom it is in law responsible; and

(e)	any injury or damage not specified above to the person or property of the Tenant, its agents, servants or employees, or any other person entering upon the Leased Premises under express or implied invitation by the Tenant, where the injury or damage is caused or contributed to by the Tenant or those for whom it is in law responsible.

If the Landlord shall, without fault on its part, be made a party to any litigation commenced by or against the Tenant relating to the matters set forth in section 12.2(a) to (e), inclusive, then the Tenant shall protect, indemnify and hold the Landlord harmless and shall pay any and all costs, expenses and reasonable legal fees incurred or paid by the Landlord in connection with such litigation.

12.3	SURVIVAL OF INDEMNITIES

The obligations of the parties under indemnities contained in this Lease shall, with respect to liability for any matter arising during the Term and prior to the expiration or any termination of this Lease, survive the expiration or any termination of this Lease.

ARTICLE 13 - LANDLORD’S RIGHTS AND REMEDIES

13.1	DEFAULT

If and whenever:

(a)	the Rental hereby reserved, or any part thereof, shall not be paid on the day appointed for payment thereof and remains unpaid five days after the Landlord has delivered written notice of such breach to the Tenant; or

(b)	there is a breach or non-observance or non-performance of any of the covenants, agreements, conditions, provisos, or rules and regulations on the part of the Tenant to be kept, observed or performed which is not cured within 30 days after the Landlord has delivered written notice of such breach to the Tenant; or

(c)	if, without the written consent of the Landlord, the Leased Premises shall be used by any person other than the Tenant, the Tenant’s permitted assigns or permitted sublessees or for any Purpose other than that for which the Leased Premises were let and such breach is not cured within 30 days after the Landlord has delivered written notice of such breach to the Tenant; or

(d)	if, without the written consent of the Landlord, the Tenant, at any time during the Term, removes or attempts to remove any goods, chattels or fixtures from the Leased Premises other than in the ordinary course of business, without prior notice to the Landlord;

PROVIDED HOWEVER THAT the Landlord shall not be required to give written notice of default or to permit the cure periods provided above if the Landlord has been required to issue two notices of default in the past 12 month period;

then and in every case, it shall be lawful for the Landlord at its discretion any time thereafter to enter into and upon the Leased Premises or any part thereof in the name of the whole and the same to have again, repossess, and enjoy as of its former estate, notwithstanding anything in this Lease contained to the contrary, and the Term and this Lease shall immediately upon such re-entering become forfeited and void, at the Landlord’s option, provided however, that this shall be wholly without prejudice to the right of the Landlord to recover arrears of rent or damages for any antecedent breach of covenant on the part of the Tenant and provided further, the Landlord may subsequently recover from the Tenant all losses, damages, costs (including, but without limitation, legal costs on a solicitor client basis) and expenses whatsoever suffered by reason of this Lease having been prematurely determined.

13.2	BANKRUPTCY OR INSOLVENCY

If:

(a)	the Term hereof or any of the goods and chattels of the Tenant shall be at any time seized in execution or attachment by any creditor of the Tenant; or

(b)	a receiver or receiver manager is appointed in respect of any property of the Tenant; or

(c)	the Tenant shall make any assignment for the benefit of creditors; or

(d)	the Tenant shall become bankrupt or insolvent or take the benefit of any act now or hereafter in force for bankrupt or insolvent debtors; or

(e)	the Tenant is a corporation and any order shall be made for the winding up of the Tenant, or other termination of the corporate existence of the Tenant,

then in any of those cases, without limiting the remedies available to the Landlord, but subject always to applicable insolvency laws in effect at that time, the Landlord may exercise any or all of the following:

(i)	this Lease shall, at the sole discretion of the Landlord, cease and determine; or

(ii)	the Term shall, at the sole discretion of the Landlord, immediately become forfeited and void; or

(iii)	the then current month’s Rental and the next ensuing three months’ Minimum Rental shall immediately become due and be paid; or

(iv)	the Landlord may immediately claim the monies set out in section 13.1(a) together with any arrears then unpaid and any other monies owing to the Landlord by the Tenant; or

(v)	the Landlord may without notice or any form of legal process immediately reenter upon and take possession of the Leased Premises and become the owner of and remove the Tenant’s effects therefrom,

the whole without prejudice to and under reserve of, all other rights, remedies, and recourses of the Landlord.

13.3	PAYMENT OF LANDLORD’S EXPENSES

If at any time an action is brought for recovery of possession of the Leased Premises, or the recovery of Rental or any part thereof, or because of a breach by act or omission of any covenant herein contained on the part of the Tenant, and a breach is established, the Tenant shall pay to the Landlord all reasonable expenses incurred by the Landlord in the enforcement of its rights and remedies hereunder.

13.4	LANDLORD’S RIGHT TO RELET

In case of vacancy and in case the Leased Premises shall be deserted or vacated or in the event the Landlord has re-entered the Leased Premises under section 13.1, the Landlord shall have the right if it thinks fit to enter the Leased Premises as the agent of the Tenant either by force or otherwise without being liable to any prosecution therefor and to relet the Leased Premises as the agent of and at the risk of the Tenant and to receive the Rental therefor.

13.5	RIGHT OF LANDLORD TO PERFORM TENANT’S COVENANTS

If at any time, and so often as it shall happen, the Tenant shall make default in the observance or performance of any covenant herein contained on its part to be observed or performed, which has not been cured by the Tenant within 30 days of notice of default from the Landlord, then the Landlord may, but shall not be obligated so to do, without waiving or releasing the Tenant from its obligations under this Lease, itself observe and perform the covenant or covenants in respect of which the Tenant has made default or make payment of the monies the Tenant has failed to pay and the following shall apply:

(a)	all costs and expenses incurred by the Landlord in the observance or performance of that covenant or covenants including, but not limiting the generality of the foregoing, legal costs as between solicitor and client and any monies so paid by the Landlord shall, with interest thereon from the date of the incurring of those costs or expenses or payments, of monies at a rate equal to 6% per annum above the prevailing prime rate then being published by the Landlord’s bankers, be a charge on the Leased Premises in favour of the Landlord in priority to the interest of the Tenant hereunder and of any person claiming through or under the Tenant;

(b)	all those costs, expenses and monies and interest thereon shall be payable immediately by the Tenant to the Landlord;

(c)	the Tenant covenants to pay the monies immediately on demand by the Landlord;

(d)	the monies shall be treated as Additional Rental due and payable to the Landlord hereunder;

(e)	the Landlord shall have the same rights and remedies and may take the same steps for recovery thereof as for the recovery of Additional Rental in arrears.

13.6	INTEREST

The Tenant shall pay to the Landlord interest at a rate equal to 6% per annum above the prevailing prime rate then being published by the Landlord’s bankers, on all payments of Rental and other sums required to be made under this Lease which have become overdue so long as those payments remain unpaid.

13.7	RIGHT OF LANDLORD TO SEIZE

The Tenant waives and renounces the benefit of any present or future law taking away or limiting the Landlord’s rights against the property of the Tenant and notwithstanding any law, the Landlord may seize and sell all the Tenant’s goods and property, which at any time have been located within the Leased Premises whether within the Leased Premises or not, and apply the proceeds of that sale upon Rental outstanding and upon the costs of the seizure and sale in the same manner as might have been done if that law had not been passed, but if the Tenant leaves the Leased Premises, leaving any Rental unpaid, the Landlord, in addition to any remedy otherwise provided by law, may seize and sell the goods and property of the Tenant at any place to which the Tenant or any other person may have removed them, in the same manner as if those goods and property had remained upon the Leased Premises.

13.8	NON-WAIVER

No condoning, excusing or overlooking by the Landlord of any default, breach, or nonobservance by the Tenant at any time or times in respect of any covenant, proviso, or condition herein contained shall operate as a waiver of the Landlord’s rights hereunder in respect of any default, breach, or non-observance, or so as to defeat or affect in any way the rights of the Landlord herein in respect of such default, breach or non-observance. Except only as expressly waived in writing, no waiver shall be inferred from or implied by anything done or omitted to be done by the Landlord including, but not limited to, the subsequent acceptance by the Landlord of any payment on account of rent or any other monies due by the Tenant hereunder, regardless of the Landlord’s knowledge of any preceding or continuing default, breach or non-observance by the Tenant of any covenant, proviso, or condition herein contained at the time of acceptance of such payment, and the Tenant hereby agrees that the acceptance by the Landlord of any such payment shall not operate as a waiver of any such preceding or continuing default, breach or non-observance by the Tenant.

13.9	REMEDIES CUMULATIVE

All rights and remedies of the Landlord in this Lease contained shall be cumulative and not alternative.

ARTICLE 14 - MORTGAGES AND ASSIGNMENTS BY LANDLORD

14.1	SALE OR FINANCING OF LEASED PREMISES

The rights of the Landlord under this Lease may be mortgaged, charged, transferred, or assigned to a purchaser or to a mortgagee or trustee for bond holders and in the event of a sale or of default by the Landlord under any mortgage, trust deed, or trust indenture and the purchaser, mortgagee, or trustee, as the case may be, duly entering into possession of the Leased Premises, the Tenant agrees to attorn to and become the Tenant of that purchaser, mortgagee or trustee under the terms of this Lease.

14.2	SUBORDINATION

This Lease will be subject and subordinate to all mortgages, trust deeds, or trust indentures which may now or at any time hereafter affect in whole or in part the Leased Premises and whether or not that mortgage, trust deed, or trust indenture shall affect only the Leased Premises or shall be a blanket mortgage, trust deed, or trust indenture affecting other premises as well.

In confirmation of any subordination and agreement to attorn, the Tenant shall execute promptly upon request by the Landlord any accurate and reasonable certificate, instruments, or postponement or attornment or other instruments which may from time to time be requested to give effect hereto.

14.3	OFFSET STATEMENTS

Within 20 days after request therefor by the Landlord, in the event of any sale, assignment, hypothecation or mortgaging of the Leased Premises or the Building by the Landlord, the Tenant shall deliver a certificate in an accurate and reasonable form required by the Landlord to any proposed mortgagee or purchaser, or to the Landlord, certifying that this Lease is in full force and effect and that there are no defaults, offsets, or prepayments thereto, (if that be the case).

14.4	REGISTRATION

The Tenant acknowledges the confidential nature of this Lease and agrees with the Landlord not to register or apply to register this Lease.

14.5	SALE AND ASSIGNMENT BY LANDLORD

In the event of the sale by the Landlord of the Leased Premises and the assignment by the Landlord of all of its rights and obligations under this Lease or any interest of the Landlord hereunder, the Landlord shall, without further written agreement, be freed and relieved of liability upon the covenants and obligations of the Landlord hereunder whether arising before or after such sale, lease or assignment and the Tenant shall, from time to time at the request of the Landlord, certify or acknowledge to any mortgagee, purchaser, lessee, or assignee or proposed mortgagee, purchaser, lessee or assignee, the status and validity of this Lease, and the state of the Landlord’s and Tenant’s account hereunder.

ARTICLE 15 - OVERHOLDING TENANT

15.1	NO TACIT RENEWAL

If the Tenant remains in possession of the Leased Premises after the end of the Term and without the execution and delivery of a new lease, there shall be no tacit renewal of this Lease or the Term hereby granted, and the Tenant shall be deemed to be occupying the Leased Premises as a Tenant from month to month, at a monthly rent payable in advance on the first day of each month equal to the sum of:

(a)	150% of the Minimum Rental payable during the last month of the Term; and

(b)	1/12 of the Additional Rental, payable under section 4.1(b) for the Lease Year immediately preceding the last Lease Year of the Term, and otherwise upon the same covenants, agreements, conditions, and provisos as are set out in this Lease insofar as they are applicable to a monthly tenancy.

ARTICLE 16 - LANDLORD’S COVENANTS

16.1	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant:

(a)	Quiet Enjoyment

Subject to section 16.2, that if the Tenant pays the Rental hereby reserved and performs the covenants and agreements herein on its part contained, it shall and may peaceably possess and enjoy the Leased Premises for the Term hereby granted without any interruption or disturbance from the Landlord or any other person or persons lawfully claiming by, from, or under it.

(b)	Performance by Strata Corporation

The Landlord shall use reasonable commercial efforts to cause the Strata Corporation to perform, prudently and in a timely manner, the obligations to be performed by the Strata Corporation under the Strata Property Act and to maintain the Building and the Common Areas in a first class manner.

(c)	Voting

The Landlord hereby agrees to exercise its vote so as to be consistent with the provisions of this Lease and will not exercise its vote in favour of any bylaw that would restrict the Tenant’s rights under this lease, including without limitation, any restriction on the operation of the Tenant’s business in the Leased Premises or the Tenant’s use of the Common Areas.

16.2	LANDLORD’S REPRESENTATIONS & WARRANTIES

The Landlord represents and warrants that:

(a)	The Landlord is the registered and beneficial owner of the estate in fee simple in and to the Leased Premises; and

(b)	To the best of the Landlord’s information and belief, there are no restrictive covenants, and the Landlord will not, during the Term or any renewal term, grant any restrictive covenants, which could in any way restrict the use of the Leased Premises by the Tenant for the use of the Premises as set forth in section 5.1(a).

16.3	EXCEPTION

Notwithstanding anything in this Lease, the Landlord shall bear no responsibility for any inconvenience, damage, loss or nuisance suffered by the Tenant as a direct result of a decision, voted on by the Strata Corporation in relation to the Building or the Leased Premises which may adversely affect the Tenant or its business conducted from the Leased Premises, except to the extent that the Landlord has not complied with its obligations with respect to voting as set forth in section 16.1(c), provided that this shall not limit any remedies available to the Tenant pursuant to section 7.1.

ARTICLE 17 - LEGAL RELATIONSHIP

17.1	NO PARTNERSHIP

It is understood and agreed that nothing contained in this Lease nor in any acts of the parties hereto shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.

17.2	SEVERAL TENANTS

Should the Tenant comprise two or more persons, each of them, and not one for the other or others, shall be jointly and severally bound with the other or others for the due performance of the obligations of the Tenant hereunder and references to the Landlord and the Tenant shall be read with the changes in gender that may be appropriate and, when appropriate, the singular shall mean the plural and vice versa.

17.3	SUCCESSORS, ETC.

Subject to the provisions of this Lease respecting assignment by the Tenant, this Lease shall inure to the benefit of and be binding upon the Landlord, its successors, and assigns and the heirs, executors, administrators and other personal legal representatives, successors, and permitted assigns of the Tenant.

ARTICLE 18 - NOTICE

18.1	NOTICE

Any notice, demand, request, consent, or objection required or contemplated to be given or made by any provision of this Lease shall be given or made in writing and either delivered personally or sent by facsimile or sent by registered mail, postage prepaid, addressed to the Landlord at:

KANGALOO INVESTMENTS LTD.

688 50th Avenue SW

Vancouver, BC V6P 1A3

Attention: Yan Du

or addressed to the Tenant at the Leased Premises:

CLUB VERSANTE MANAGEMENT LTD.

#1205 – 8400 West Road

Richmond, BC V6X 0S7

Attention: Mo Yeung Ching

or to any other address of which either party may from time to time notify the other in writing.

The time of giving or making any notice, demand, request, consent, or objection shall be, if delivered, when delivered, if sent by facsimile, on the date sent, and if mailed, then on the fifth business day after the day of the mailing thereof, provided that if mailed should there be between the time of mailing and the actual receipt of the notice, a mail strike, slow-down or other labour dispute which might affect delivery of that notice, then that notice shall only be effective if actually delivered.

If in this Lease two or more persons are named as Tenant any notice, demand, request, consent, or objection shall be sufficiently given or made if and when the same shall be given to any one of those persons.

All payments required to be made by this Lease shall be addressed as provided for in this Article 18 unless otherwise directed by the Landlord.

ARTICLE 19 - GENERAL CONDITIONS

19.1	GARBAGE, DEBRIS

No debris, garbage, trash or refuse shall be placed or left, or be permitted to be placed or left in, on, or upon any part of the Building outside of the Leased Premises, but shall be deposited by the Tenant in areas and at times and in a manner specifically designated by the Landlord from time to time.

Should any of the items herein mentioned be of a perishable nature the same shall be kept in a properly refrigerated area provided at its cost by the Tenant.

19.2	COMPLIANCE WITH LAWS

At the sole cost and expense of the Tenant, the Leased Premises shall be kept by the Tenant in a clean and sanitary condition in accordance with all municipal, federal and provincial laws, by-laws, rules, regulations and requirements, whether or not in force at the date hereof and in accordance with all directions, rules and regulations of the health officer, fire marshal, building inspector, or other proper officers or agencies (whether municipal, federal, or provincial) having jurisdiction.

If the Tenant fails to comply with the foregoing provisions of this Article 19 the Landlord may rectify the situation and collect the expense for that work from the Tenant in the same manner as arrears of Additional Rental.

19.3	NUISANCE

The Tenant shall not use or permit any part of the Leased Premises to be used in any manner as to cause a nuisance nor to cause or permit annoying noises or vibrations or offensive odours which would constitute a nuisance.

ARTICLE 20 - MISCELLANEOUS

20.1	SHOWING LEASED PREMISES AND SIGNAGE

The Landlord may at any time within 180 days before the end of the Term enter the Leased Premises and bring others at all reasonable hours, and upon reasonable notice to the Tenant, for the purpose of offering the Leased Premises for rent. In addition, the Landlord shall have the right within the six months prior to the expiration of the Term, to place upon the Leased Premises, a notice of reasonable dimensions and reasonably placed so as not to interfere with the business of the Tenant, stating that the Leased Premises are for sale or to let and the Tenant shall not remove or obscure such notice or permit the same to be removed or obscured.

20.2	TIME OF THE ESSENCE

Time shall be of the essence of this Lease.

20.3	CAPTIONS

The headings appearing in this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit, or enlarge the scope or meaning of this Lease or any provision hereof.

20.4	GOVERNING LAW

This Lease shall be construed and governed by the laws of the Province of British Columbia.

20.5	SEVERABILITY

All of the provisions of this Lease shall be construed as covenants and agreements as though the words importing those covenants and agreements were used in each separate section. Should any provision of this Lease or its conditions be illegal or not enforceable, it or they shall be considered separate and several from the Lease and its remaining provisions or conditions shall remain in force and be binding upon the parties hereto as though the alleged or unenforceable provision or condition had never been included.

20.6	TENANT ACKNOWLEDGEMENTS

The Tenant acknowledges that there have been no representations made by the Landlord which are not set out in this Lease.

20.7	ENTIRE AGREEMENT

This Lease constitutes the entire agreement between the Landlord and the Tenant and replaces any previous versions entered into by the parties and may not be modified except as herein explicitly provided or except by subsequent agreement in writing duly signed by the Landlord and the Tenant.

20.8	NET LEASE

Except as shall be otherwise provided in the specific provisions contained in this Lease, the Tenant acknowledges and agrees that it is intended that this Lease shall be a completely carefree net lease for the Landlord, and that the Landlord shall not be responsible during the Term for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Leased Premises, and the Tenant shall pay all charges, impositions, and costs of every nature and kind relating to the Leased Premises whether or not referred to herein and whether or not within the contemplation of the Landlord and the Tenant and the Tenant covenants with the Landlord accordingly.

20.9	UNAVOIDABLE DELAY

If the Landlord or the Tenant (herein, the “Delayed Party”) shall be delayed, hindered or prevented from the performance of any of its covenants under this Lease by any cause not within the control of the Delayed Party (excluding lack of finances of the Delayed Party), the performance of the covenant shall be excused for the period during which performance is rendered impossible and the time for performance thereof shall be extended accordingly; but no such delay shall excuse the Tenant from the prompt payment of any Rental amounts or excuse the Landlord from the prompt payment of any amounts owing to the Tenant or excuse either party from any of its other obligations under this Lease which do not relate to the matter affected by the Unavoidable Delay.

20.10	LIMITATION OF RECOURSE

Notwithstanding any other provision contained in this Lease, the obligations of, and rights against, the Landlord under this Lease shall be enforced against, and recourse hereunder shall be had only after judgment and only against, the right, title and interest of the Landlord from time to time in, and the Landlord’s revenues accrued from, the Leased Premises. No recourse shall be had, judgment issued or execution or other process levied against, the Landlord (except only to the extent necessary for enforcement under the first sentence of this section) or against any other assets or revenues of the Landlord.

20.11	COUNTERPARTS

This Lease may be executed in any number of counterparts with the same effect as if all of the parties hereto had signed the same agreement and all counterparts will be construed together and constitute one and the same instrument. Delivery to each party hereto may be affected by personal delivery or by facsimile transmission or electronically transmitted copies of the executed document in portable document format (PDF).

[Signature page to follow]

IN WITNESS WHEREOF the parties have executed this Lease as of the date first above written.

KANGALOO INVESTMENTS LTD.

Per:
Authorized Signatory

CLUB VERSANTE MANAGEMENT LTD.

Per:
Authorized Signatory

SCHEDULE “A”

DESCRIPTION AND PLAN OF LEASED PREMISES

Description of Leased Premises:

That portion of the Building, being the retail strata lot outlined in heavy black as shown below.

SCHEDULE “B”

PROCEDURES AND GUIDELINES FOR TENANT’S WORK

Subject to such further requirements of the Strata Corporation, prior to securing the necessary permits, the

Tenant shall prepare and submit to the Landlord or to the Landlord’s architect for approval with respect to structural and exterior matters, copies of the Tenant’s drawings and plans and specifications (the “Plans”) showing details of the identification signs, electrical wiring, plumbing, sprinklers and other fire detection devices, heating, ventilating and air-conditioning, reflected ceiling plan, under floor electrical or mechanical, if any, floor plans and complete interior finishing schedules and any other items that the Landlord or the Landlord’s Architect may require.

The Plans shall show all of the above matters in sufficient detail so as to permit the Landlord or the Landlord’s Architect to properly evaluate same.

The Tenant shall make all reasonable changes required by the Landlord to the Plans in order to conform to the overall plans and specifications of the Landlord for the Building.

Immediately upon receipt of approval by the Tenant from the Landlord of the Plans, or of the Plans as revised by the Tenant pursuant to the Landlord’s direction aforesaid, the Tenant shall commence its work forthwith and proceed diligently to complete same.

Prior to undertaking any Tenant’s work in the Leased Premises, the Tenant shall secure all necessary authorizations, permits and licenses from all authorities having jurisdiction, and shall carry appropriate insurance on the Leased Premises in accordance with the terms and conditions of the Lease, and shall submit satisfactory proof to the Landlord of all such permits, authorizations and insurance coverage. The Tenant shall ensure that a copy of the Plans approved by the City of Richmond are delivered to the Landlord.

All work done by the Tenant shall be completed in a good and workmanlike manner in accordance with the Plans as approved by the Landlord and to the Landlord’s satisfaction, and shall utilize new or high quality materials and shall conform to all statutes, regulations or by-laws of any municipal, provincial or other authority. All work to be done by the Tenant shall meet the base building targeted LEED Silver equivalent requirements, including but not limited to compliance with interior finishes meeting low VOC requirements, flooring finishes meeting FloorScore/Carpet and Rug Institute Greenlabel Plus, composite wood products with no added urea-formaldehyde, water efficient washroom fixtures and commissioning requirements.

The Tenant shall require all such contractors and sub-contractors to carry adequate liability insurance and, in any event, to a minimum of not less than $3,000,000.00 each occurrence. The Tenant shall not impose or permit to be imposed upon the floor areas of the Leased Premises a working load which would cause structural damage to the floor.

The Tenant shall, during the construction of the Tenant’s work, maintain the Leased Premises in a clean and orderly condition, properly removing unused construction materials, merchandise, equipment and debris and shall maintain the Common Areas of all such construction material and debris.

Temporary electrical power, lighting, water, heat or other services required by the Tenant within the Leased Premises during construction will be the Tenant’s responsibility and at his expense.